Exhibit 10.1

AGENCY SALES AGREEMENT

This agreement is made and entered into by and between INTERSTATE MOTOR CLUB, INC., a Georgia corporation, hereinafter referred to as “Club,” and The Money Tree, Inc., hereinafter referred to as “Master Agent,” and the parties covenant and agree as follows:

1. CONSIDERATION: The consideration for this agreement is the mutual promises and benefits contained herein, the sufficiency of which is acknowledged.

2. APPOINTMENT: The club hereby appoints Master Agent as its agent in the following territory: N/A. In no manner shall the territory be considered as exclusive territory by Master Agent.

3. MASTER AGENT AUTHORITY: Master Agent and its Sub-Agents (if any) will solicit and sell memberships in the Club and the Agents will use only those applications, membership certificates, advertising materials, forms and business solicitation materials provided by the Club. After receiving a signed application and membership fee along with any other required document, Agents may bind Club to the buying member for the benefits in the membership certificate.

4. MASTER AGENT AGREES: During the term of this agreement (a) to comply with all state laws pertaining to the sale of a motor or auto club membership; (b) to comply with the sales policies of the club as stated in the Sales Guide; (c) to not compete in the territory during the period of term hereof by selling or offering memberships in any other auto or motor club; (d) to keep the terms of this agreement, all forms and supplies, and information made available to agent strictly confidential; (e) to keep safe and account all monies coming into agents hand belong to Club; (f) to extend no credit on behalf of or in the name of the Club; (g) to make no promises or contracts in the name of the Club concerning the payment of any benefits to any member; (h) to submit all applications for membership within 30 days of receipt by agent; and (i) to protect the business reputations of the Club.

5. COMMISSIONS: Master Agent shall receive by deduction or remittance a sum equal to Ninety percent (90%) of the membership fees collected by Agent. The Club agrees to pay an additional 0% to any Sub-agents who produce sales for the Master Agent. This commission will be paid by the 25th of the following month. The Master Agent agrees to remit membership certificates based on an end of the month close out. The Master Agent will remit the membership certificates along with Ten percent (10%) of the membership fees by the 10th of each month.

The Club agrees to pay for the licensing of Master Agent and the Agent’s managers known as Sub-Agents.

6. CLUB PROMISES: To provide all benefits of the Club and to pay all legal and proper requests for benefits to members within a reasonable time at its expense and to save Agent harmless and to indemnify agent for all such requests for membership benefits. After a club membership is sold, no Agent shall have any responsibility regarding that membership and the Agent shall perform no services nor process any requests for benefits regarding said membership. The agent’s duties cease upon the sale of a membership in which all paperwork is properly executed. If the Agent is contacted by a member regarding benefits or otherwise the Agents will instruct the member to contact the Club due to the fact that the Club is solely responsible for processing requests for benefits and performing all other duties concerning memberships.

7. RELATIONSHIP OF PARTIES: Nothing herein shall be construed as creating an employment of Master Agent or Sub-agent by Club or creating a partnership between Agents and Club. Agents are at all times and shall remain independent contractors.

8. TERM: This agreement shall remain in full force and effect until terminated by either party upon written notice.

9. The agents agree not to sign up any person for club membership who cannot read and write. However, the Club will accept such membership if it is countersigned by a friend or relative of the customer and notated by their signature, a date and social security number.

10. The Club will reject any and all (x) signatures unless they are properly countersigned which verifies that a second party was present during the sale.

11. Only customers who own or operate vehicles for transportation are eligible to purchase motor club membership.

12. The Agents agree to a full refund of membership dues for any ineligible membership sale.

13. ARBITRATION CLAUSE: Any and all disputes or disagreements rising between the parties out of this agreement upon which an amicable understanding cannot be reached, shall be decided by arbitration in accordance with the procedural rules of the American Arbitration Association as presently published and existing. The parties agree to be bound by the decision of the arbitrator(s). The arbitration proceeding shall take place in Bainbridge, Georgia unless another location is mutually agreed to by the parties. The cost and expenses of the arbitrators shall be shared equally by the parties. Each party shall be responsible for its own costs and expenses in presenting the dispute for arbitration.

WITNESS OUR HANDS THIS 9th day of DECEMBER 1994.

INTERSTATE MOTOR CLUB, INC.	MASTER AGENT

/s/ Debby Inlon	/s/ Vance R. Martin
President or Sales Representative	President